Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: 	Currency Income Advantage Portfolio (the
"Registrant")
       Registration File No.  811-22855

CIK No. 0001579655

Ladies and Gentlemen:

On behalf of the Registrant, transmitted herewith pursuant to Rule 30b1-1 under the Investment
Company Act of 1940, as amended, is an amendment to the Registrant's Semi-annual Form N-SAR-A filing for the six months ended April 30, 2017 (the "Amendment").
This Amendment is being filed to revise the response to
item 4 to the Semi-annual Form N-SAR-A filing made on June 28, 2017.

If you have any questions concerning the Amendment, please do not hesitate to contact me at (617) 672-8119.

Very truly yours,

/s/ James F. Kirchner

James F. Kirchner

Treasurer